EXHIBIT (1)(e)

Neuberger Berman Municipal Fund Inc.
Articles of Second Amendment and Restatement of Articles Supplementary Creating
and Fixing the Rights and Preferences of
Variable Rate Municipal Term Preferred Shares
Series A

TABLE OF CONTENTS
Designation		1

Definitions		2

Section 1.	Number of Authorized Shares	13

Section 2.	Dividends	13
(a)	Ranking	13
(b)	Cumulative Cash Dividends	13
(c)	Dividends Cumulative from Date of Original Issue	14
(d)	Dividend Payment Dates and Adjustment Thereof	14
(e)	Dividend Rate and Calculation of Dividends	14
(f)	End of Default	15
(g)	Cure Provisions	15
(h)	Payment of Deposit Securities to Redemption and Paying Agent	15
(i)	Dividends Paid to Holders	16
(j)	Dividends Credited against Earliest Accumulated but Unpaid Dividends	16

Section 3.	Rating Agencies	16

Section 4.	Reserved	17

Section 5.	Voting Rights	17
(a)	One Vote per Series A Share	17
(b)	Voting for Additional Directors	17
(c)	Holders of Series A Shares to Vote on Certain Other Matters	19
(d)	Relative Rights and Preferences	20
(e)	Board May Take Certain Actions Without Stockholder Approval	20
(f)	No Preemptive Rights, Cumulative Voting or Appraisal Rights	21
(g)	Voting for Directors Sole Remedy for Fund’s Failure to Pay Dividends	21
(h)	Holders Entitled to Vote	21

Section 6.	Coverage and Leverage Tests	21
(a)	Minimum Asset Coverage Ratio	21
(b)	Calculation of Asset Coverage	22
i

(c)	Effective Leverage Ratio Requirement	22
(d)	Calculation of Effective Leverage Ratio	22

Section 7.	Preferred Shares Basic Maintenance Test	23

Section 8.	Reserved	24

Section 9.	Restrictions on Dividends	24
(a)	Dividends on Shares other than Series A Shares	24
(b)	Dividends with respect to Common Shares under the 1940 Act	24
(c)	Other Restrictions on Dividends	24

Section 10.	Reserved	25

Section 11.	Redemption	25
(a)	Term Redemption	25
(b)	Mandatory Redemption	25
(c)	Optional Redemption	29
(d)	Notice of Redemption	30
(e)	No Redemption under Certain Circumstances	31
(f)	Absence of Funds Available for Redemption	31
(g)	Redemption and Paying Agent as Trustee of Redemption Payments by Fund	31
(h)	Shares for which Notice of Redemption Has Been Given Are No Longer Outstanding	31
(i)	Compliance with Applicable Law	32
(j)	Modification of Redemption Procedures	32

Section 12.	Liquidation Rights	32
(a)	Ranking	32
(b)	Distributions upon Liquidation	32
(c)	Pro Rata Distributions	33
(d)	Rights of Junior Shares	33
(e)	Certain Events not Constituting Liquidation	33

Section 13.	Term Redemption Liquidity Account and Liquidity Requirement	33

Section 14.	Shares.	35

Section 15.	Miscellaneous.	35
(a)	Amendment to Add Additional Series	35
(b)	Fractional Shares	36
ii

(c)	Status of Series A Shares Redeemed, Exchanged or Otherwise Acquired by the Fund	36
(d)	Distributions with respect to Taxable Allocations	36
(e)	Headings not Determinative	37
(f)	Board May Resolve Ambiguities; Modifications	37
(g)	Inconsistencies with Articles of Incorporation	37
(h)	Notices	37
(i)	Transfers	38

iii

Neuberger Berman Municipal Fund Inc., a Maryland corporation (the “Fund”), certifies to the State Department of Assessments and Taxation of Maryland that:
First: The Fund desires to amend and restate its Articles Supplementary Creating and Fixing the Rights and Preferences of Variable Rate Municipal Term Preferred Shares as currently in effect and as hereinafter amended.
Second: The following provisions are all the provisions of the Articles Supplementary Creating and Fixing the Rights and Preferences of Variable Rate Municipal Term Preferred Shares as currently in effect and as hereinafter amended.
Third: Pursuant to the authority expressly vested in the Board of Directors of the Fund by Article Sixth of the Fund’s Articles of Incorporation (which, as restated, amended or supplemented from time to time are, together with these Articles Supplementary, herein called the “Charter”), the Board of Directors has, by resolution, reclassified from the unissued common stock of the Fund and authorized the issuance of 1,704 Series A Variable Rate Municipal Term Preferred Shares, par value $.0001 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared).
Fourth: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, and other rights and limitations of the Series A Variable Rate Municipal Term Preferred Shares described in these Articles Supplementary are as set forth in these Articles Supplementary.
Designation
Series A: 1,704 shares of preferred stock, par value $.0001 per share, liquidation preference $100,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared), are hereby designated Series A Variable Rate Municipal Term Preferred Shares (“Series A Shares”).  Each Series A Share shall have a dividend rate equal to the Dividend Rate from time to time.
Each Series A Share shall have only such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in these Articles Supplementary.  Subject to the provisions of Section 5(c), the Board of Directors of the Fund may, in the future, classify or reclassify additional shares of the Fund’s capital stock as Series A Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Dividend Rate and any other changes in the terms herein set forth shall be as set forth in an amendment to these Articles Supplementary or other articles supplementary classifying or reclassifying such shares as Series A Shares.

Definitions
As used in these Articles Supplementary, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:
(i)
“Agent Member” means a Person with an account at the Securities Depository that holds one or more VMTP Shares through the Securities Depository, directly or indirectly, for a Designated Owner and that will be authorized and instructed, directly or indirectly, by a Designated Owner to disclose information to the Redemption and Paying Agent with respect to such Designated Owner.

(ii)	“Adviser” means the investment manager or adviser with authority to manage the assets of the Fund.

(iii)
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with, such first Person.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to any Affiliate of the Fund.

(iv)
“Agency Discounted Value” means the product of the Market Value of an Eligible Asset multiplied by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the product as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the product as calculated above or the par value, whichever is lower.

(v)
“Applicable Spread” means, with respect to any Rate Period for the Series A Shares, the percentage per annum set forth opposite the highest applicable credit rating most recently assigned by any Rating Agency in the table set forth directly below on the Rate Determination Date for such Rate Period:

Long-Term Ratings*
Fitch	Prior to December 16, 2021: Applicable Percentage**	On or after December 16, 2021: Applicable Percentage**
AAA to AA-	0.90%	0.95%
A+ to A-	1.90%	1.95%
BBB+ to BBB-	2.90%	2.95%
BB+ or lower***	3.90%	3.95%
*And/or the equivalent ratings of an Other

Rating Agency then rating the Series A Shares utilizing the highest of the ratings of the Rating Agencies then rating the Series A Shares.
**Unless an Increased Rate Period is in effect and is continuing, in which case the Applicable Spread shall be 6.15% for such period.
*** Includes unrated.

(vi)
 “Articles Supplementary” means the Fund’s Articles Supplementary Creating and Fixing the Rights and Preferences of the Variable Rate Municipal Term Preferred Shares, Series A, dated June 30, 2014, as amended and restated on April 1, 2019, and as further amended and restated on December 16, 2021 by these Articles of Second Amendment and Restatement of Articles Supplementary Creating and Fixing the Rights and Preferences of the Variable Rate Municipal Term Preferred Shares, Series A.

(vii)
“Asset Coverage” means “asset coverage,” as defined for purposes of Section 18(h) of the 1940 Act, as amended, with respect to all outstanding senior securities of the Fund that are shares of stock for purposes of the 1940 Act, including all Outstanding VMTP Shares, determined on the basis of values calculated as of a time within 48 hours (only including Business Days) next preceding the time of such determination.

(viii)	“Below Investment Grade” means, with respect to the Series A Shares and as of any date, the following ratings with respect to each Rating Agency (to the extent it is a Rating Agency on such date):

(A)	lower than BBB-, in the case of Fitch;
(B)	lower than an equivalent long-term credit rating to that set forth in clause (A), in the case of any Other Rating Agency; and
(C)	unrated, if no Rating Agency is rating the Series A Shares.
(ix)	“Board of Directors” means the Board of Directors of the Fund or any duly authorized committee thereof.

(x)
“Business Day” means any day other than a Saturday, a Sunday, a day on which commercial banks in New York City are required or authorized by law or executive order to be closed or a day on which the New York Stock Exchange is required or authorized to be closed.

(xi)	“Charter” has the meaning specified on the first page of these Articles Supplementary.

(xii)	“Code” means the Internal Revenue Code of 1986, as amended.

(xiii)	“Common Shares” means the outstanding shares of the Fund’s common stock, par value $.0001 per share.

(xiv)	“Cure Date” means the Minimum Asset Coverage Ratio Cure Date or the Preferred Shares Basic Maintenance Test Cure Date, as the case may be.

(xv)
“Custodian” means a bank, as defined in Section 2(a)(5) of the 1940 Act, that has the qualifications prescribed in paragraph 1 of Section 26(a) of the 1940 Act, or such other entity as shall be providing custodian services to the Fund as permitted by the 1940 Act or any rule, regulation, or order thereunder, and shall include, as appropriate, any similarly qualified sub-custodian duly appointed by the Custodian.

(xvi)	“Custodian Agreement” means the Custodian Agreement by and between the Custodian and the Fund dated as of September 24, 2002, as the same may be amended from time to time.

(xvii)	“Date of Original Issue” with respect to Series A Shares, means the date on which the Fund initially issued such shares.

(xviii)
“Deposit Securities” means, as of any date, any United States dollar-denominated security or other investment of a type described below that either (i) is a demand obligation payable to the holder thereof on any Business Day or (ii) has a maturity date, mandatory redemption date or mandatory payment date, on its face or at the option of the holder, preceding the relevant Redemption Date, Dividend Payment Date or other payment date in respect of which such security or other investment has been deposited or set aside as a Deposit Security:

(A)	cash or any cash equivalent;
(B)	any U.S. Government Obligation;
(C)
any Municipal Security that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to Municipal Securities with substantially similar terms as of the date of these Articles Supplementary (or such rating’s future equivalent), including (A) any such Municipal Security that has been pre-refunded by the issuer thereof with the proceeds of such refunding having been irrevocably deposited in trust or escrow for the repayment thereof and (B) any such fixed or variable rate Municipal Security that qualifies as an eligible security under Rule 2a-7 under the 1940 Act;

(D)
any investment in any money market fund registered under the 1940 Act that qualifies under Rule 2a-7 under the 1940 Act, or similar investment vehicle described in Rule 12d1-1(b)(2) under the 1940 Act, that invests principally in Municipal Securities or U.S. Government Obligations or any combination thereof; or

(E)
any letter of credit from a bank or other financial institution that has a credit rating from at least one NRSRO that is the highest applicable rating generally ascribed by such NRSRO to bank deposits or short-term debt of similar banks or other financial institutions as of the date of these Articles Supplementary (or such rating’s future equivalent).
(xix)	“Default” shall mean a Dividend Default or a Redemption Default.

(xx)
“Designated Owner” means a Person in whose name VMTP Shares of any series are recorded as beneficial owner of such VMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary.

(xxi)	“Director” means a member of the Board of Directors.

(xxii)	“Dividend” or “dividend” means any “distribution” (as defined in Section 2-301 of Title 2, Subtitle 3 of the Maryland General Corporation Law) declared by the Fund’s Board of Directors.

(xxiii)	“Dividend Default” has the meaning set forth in Section 2(e)(ii).

(xxiv)	“Dividend Payment Date” means, with respect to Series A Shares, any date on which dividends are payable on shares of such series, pursuant to the provisions of Section 2(d).

(xxv)
“Dividend Period” means, with respect to Series A Shares, each period commencing on the Date of Original Issue and continuing to, but excluding, the first Dividend Payment Date and, thereafter, commencing on a Dividend Payment Date and continuing up to, but not including, the next Dividend Payment Date for shares of such series.

(xxvi)
“Dividend Rate” means, with respect to any Rate Period for the Series A Shares and subject to the adjustment described in Section 2(e), the Index Rate for such Rate Period plus the Applicable Spread for such Rate Period; provided, however, that with respect to any Increased Rate Period (or any portion of a Rate Period to which the Increased Rate otherwise applies), the Dividend Rate shall mean the Increased Rate for such Increased Rate Period (or portion of a Rate Period); and provided further that the Dividend Rate for any Rate Period (or portion thereof) shall in no event exceed the Maximum Rate.

(xxvii)	“Effective Leverage Ratio” has the meaning set forth in Section 6(d).

(xxviii)	“Effective Leverage Ratio Cure Date” has the meaning set forth in Section 11(b)(ii).

(xxix)
“Electronic Means” means e-mail transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Redemption and Paying Agent and the Custodian, shall be sent by such means to each of its representatives set forth in the Redemption and Paying Agent Agreement and the Custodian Agreement, respectively.

(xxx)
“Eligible Assets” means Moody’s Eligible Assets, Fitch’s Eligible Assets or S&P’s Eligible Assets, whichever is applicable, if any such Rating Agency is rating the Series A Shares at the Fund’s request.

(xxxi)	“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder from time to time in effect, as amended from time to time.

(xxxii)	“Extraordinary Redemption Date” has the meaning set forth in Section 11(d).

(xxxiii)	“Extraordinary Redemption Price” has the meaning set forth in Section 11(d).

(xxxiv)	“Extraordinary Redemption Premium” means an amount equal to:

(A)	if the Extraordinary Redemption Date occurs prior to December 16, 2022, the product of (i) 1% and (ii) the Liquidation Preference of the Series A Shares; or
(B)	if the Extraordinary Redemption Date either occurs on or after December 16, 2022 none.
(xxxv)	“Fitch” means Fitch Ratings Inc. and its successors.

(xxxvi)
“Fitch Discount Factor” means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings of Series A Shares.

(xxxvii)
“Fitch Eligible Asset” means assets of the Fund set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Fitch’s ratings of Series A Shares.

(xxxviii)	“Fitch Guidelines” means the Fund’s guidelines reflecting Fitch’s rating criteria for the then-current rating of the Series A Shares, as may be amended from time to time.

(xxxix)	“Fund” means the entity named on the first page of these Articles Supplementary, which is the issuer of the Series A Shares.

(xl)	“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

(xli)
“Gross-Up Payment” means a payment to a Holder (other than a State Holder) of an amount which, when combined with the amount of the portion of any dividend to which a Taxable Allocation relates, and after imposition of U.S. federal income tax, taking into account the assumptions in the immediately following sentence, equals the after tax dollar amount of the dividend that would have been received by such Holder if no Taxable Allocation had been made with respect to such dividend.  Such Gross-Up Payment shall be calculated (i) without consideration being given to the time value of money; (ii) assuming that no Holder is subject to the federal alternative minimum tax with respect to dividends received from the Fund; and (iii) assuming that each Taxable Allocation and each Gross-

Up Payment (except to the extent such Gross-Up Payment is reported as an exempt-interest dividend for purposes of Section 852(b)(5) of the Code) would be taxable, (x) in the case of the Purchaser (or (1) any entity taxed as a corporation that (i) joins in filing a consolidated federal corporate income tax return with the Purchaser, or (ii) is otherwise an affiliate of the Purchaser and is taxed as a corporation (excluding any such entity that is taxed as a regulated investment company under Subchapter M of the Code), or (2) any entity that is a direct or indirect wholly-owned subsidiary of one or more of the entities described in clause (1) (each of the entities described in clauses (1) or (2), a "Corporate Affiliate")) at the maximum marginal regular federal corporate income tax rate applicable to ordinary income or net capital gain, as applicable, in effect at the time such Gross-Up Payment is paid, disregarding in each case the effect of any state or local taxes, or (y) in the case of any other Holder at the greater of (A) the rate expressed in clause (x), or (B) the maximum marginal regular federal individual income tax rate applicable to ordinary income or net capital gain, as applicable, in effect at the time such Gross-Up Payment is paid, disregarding in each case the effect of any state or local taxes, assuming that section 1411 of the Code is applicable.

(xlii)	“Holder” means, with respect to Series A Shares, the registered holder of such shares as the same appears on the record books of the Fund.

(xliii)
“Increased Rate” means, with respect to any Increased Rate Period (or any portion of a Rate Period to which the Increased Rate otherwise applies) for the Series A Shares, the Index Rate for such Rate Period (or portion thereof) plus an Applicable Spread of 6.15%.

(xliv)	“Increased Rate Period” has the meaning set forth in Section 2(e)(ii).

(xlv)
“Index Rate” means the rate set for Series A Shares which, for any Dividend Period, is the SIFMA Municipal Swap Index for such Dividend Period made available by 3:00 p.m., New York City time, on the Rate Determination Date for such Rate Period.

(xlvi)	“Initial Rate Period” means, with respect to the Series A Shares, the period commencing on and including the Date of Original Issue thereof and ending on, and including, July 31, 2014.

(xlvii)	“Liquidation Preference” means, with respect to a given number of Series A Shares, $100,000 times that number.

(xlviii)	“Liquidity Account Initial Date” means three (3) months prior to the Term Redemption Date.

(xlix)
“Liquidity Account Investments” means Deposit Securities or any other security or investment owned by the Fund that is rated not less than Baa3 by Moody’s, BBB- by Standard & Poor’s, BBB- by Fitch or an equivalent rating by any other NRSRO (or any such rating’s future equivalent).

(l)	“Liquidity Requirement” has the meaning set forth in Section 13(b).

(li)	“Majority Participant” means the Holder(s) of more than 50% of the Outstanding VMTP Shares.

(lii)	“Mandatory Redemption Price” has the meaning set forth in Section 11(b)(i).

(liii)
“Market Value” means, with respect to any asset of the Fund as of any date, the market value of such asset as determined by the Fund and used in the calculation of its net asset value for such date, and, to the extent applicable, used in any Rating Agency reports, financial reports and submissions to regulatory authorities for such date, with such determination to be in compliance with the Fund’s pricing procedures.

(liv)	“Maximum Rate” means 15% per annum.

(lv)
“Minimum Asset Coverage Ratio” means asset coverage, as defined in Section 18(h) of the 1940 Act of at least 225% with respect to all outstanding Senior Securities of the Fund which are shares of stock, including all Outstanding Series A Shares.

(lvi)
“Minimum Asset Coverage Ratio Cure Date,” with respect to the failure by the Fund to maintain the Minimum Asset Coverage Ratio (as required by Section 6(a) of these Articles Supplementary) on any Business Day, means the 30th calendar day following the day of such failure.

(lvii)	“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors.

(lviii)
“Moody’s Discount Factor” means the discount factors set forth in Moody’s Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings of Series A Shares.

(lix)
“Moody’s Eligible Assets” means assets of the Fund set forth in the Moody’s Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with Moody’s ratings of Series A Shares.

(lx)	“Moody’s Guidelines” mean, if applicable, the Fund’s guidelines reflecting Moody’s rating criteria, as may be amended from time to time, in connection with Moody’s rating of Series A Shares.

(lxi)
“Municipal Securities” means any and all instruments that pay interest or make other distributions that are exempt from regular Federal income tax and in which the Fund may invest consistent with its investment policies and restrictions.

(lxii)
“Neuberger Person” means the Adviser or any affiliated person of the Adviser (as defined in Section 2(a)(3) of the 1940 Act) (other than the Fund, in the case of a redemption or purchase of the Series A Shares which are to be cancelled within ten (10) days of purchase by the Fund).

(lxiii)
“1940 Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time, and all exemptive and no-action relief, if any, obtained by the Fund thereunder.

(lxiv)	“Notice of Redemption” means any notice with respect to the redemption of Series A Shares pursuant to Section 11(e).

(lxv)	“NRSRO” means a nationally recognized statistical ratings organization within the meaning of Section 3(a)(62) of the Exchange Act.

(lxvi)	“Optional Redemption Date” has the meaning set forth in Section 11(c).

(lxvii)	“Optional Redemption Premium” means an amount equal to:

(A)	if the Optional Redemption Date occurs prior to December 16, 2022, the product of (i) 1% and (ii) the Liquidation Preference of the Series A Shares; or
(B)	if the Optional Redemption Date either occurs on or after December 16, 2022 none.
(lxviii)	“Optional Redemption Price” has the meaning set forth in Section 11(c).

(lxix)	“Other Rating Agency” means each Rating Agency, if any, other than Fitch.

(lxx)	“Outstanding” means, as of any date, the number of Series A Shares issued by the Fund except (without duplication):

(A)	any Series A Shares theretofore cancelled or redeemed or delivered to the Redemption and Paying Agent for cancellation or redemption in accordance with the terms hereof;
(B)
any Series A Shares as to which the Fund shall have given a Notice of Redemption and irrevocably deposited with the Redemption and Paying Agent sufficient Deposit Securities to redeem such shares in accordance with Section 11 hereof;

(C)	any Series A Shares as to which the Fund shall be the Holder or the Designated Owner; and
(D)	any Series A Shares represented by any certificate in lieu of which any new certificate has been executed and delivered by the Fund.
(lxxi)
“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

(lxxii)	“Preferred Shares” means the Series A Shares and each other series of preferred stock issued hereunder.

(lxxiii)	“Preferred Shares Basic Maintenance Amount” means the basic maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

(lxxiv)
“Preferred Shares Basic Maintenance Test” as of any Valuation Date means the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the Preferred Shares Basic Maintenance Amount.  For purposes of determining the Preferred Shares Basic Maintenance Test, Eligible Assets shall include securities lent under the Fund’s Securities Lending Program (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(lxxv)
“Preferred Shares Basic Maintenance Test Cure Date,” with respect to the failure by the Fund to satisfy the Preferred Shares Basic Maintenance Amount (as required by Section 7(a)) as of a given Valuation Date, means the sixtieth (60th) calendar day following such Valuation Date.

(lxxvi)
“Preferred Shares Basic Maintenance Test Report” means a report signed by the President, Treasurer, any Assistant Treasurer, Controller, Assistant Controller or any Executive Vice President or Vice President of the Fund which sets forth, as of the related Valuation Date, the assets of the Fund, the Market Value and the Agency Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

(lxxvii)
“Purchase Agreement” means, with respect to the Series A Shares issued pursuant these Articles Supplementary, the Second Amended and Restated VMTP Purchase Agreement dated as of December 16, 2021 between the Fund and Banc of America Preferred Funding Corporation, as the same may be amended from time to time, which amends and restates the VMTP Purchase Agreement dated July 1, 2014, as such agreement was amended and restated by the Amended and Restated VMTP Purchase Agreement dated April 1, 2019.

(lxxviii)	“Purchaser” means, the Purchaser or Purchasers under the Purchase Agreement.

(lxxix)
 “Rate Determination Date” means, with respect to the Initial Rate Period for Series A Shares, the day immediately preceding the Date of Original Issue of such series and, with respect to any Subsequent Rate Period, the last day of the immediately preceding Rate Period or, if such day is not a Business Day, the next succeeding Business Day; provided, however, that the next succeeding Rate Determination Date will be determined without regard to any prior extension of a Rate Determination Date to a Business Day.

(lxxx)	“Rate Period” means, with respect to the Series A Shares, the Initial Rate Period and any Subsequent Rate Period.

(lxxxi)
“Rating Agency” means each of Fitch (if Fitch is then rating Series A Shares), Moody’s (if Moody’s is then rating Series A Shares) and S&P (if S&P is then rating Series A Shares) or any other NRSRO, in each case providing a rating for the Series A Shares pursuant to the Fund’s request.

(lxxxii)
“Rating Agency Discount Factor” means the Moody’s Discount Factor (if Moody’s is then rating the Series A Shares), the Fitch Discount Factor (if Fitch is then rating Series A Shares) or the S&P Discount Factor (if S&P is then rating the Series A Shares), whichever is applicable.

(lxxxiii)
“Rating Agency Guidelines” mean Fitch Guidelines (if Fitch is then rating Series A Shares), Moody’s Guidelines (if Moody’s is then rating Series A Shares) and S&P Guidelines (if S&P is then rating Series A Shares).

(lxxxiv)	“Ratings Event” has the meaning set forth in Section 2(e)(ii).

(lxxxv)
“Redemption and Paying Agent” means, collectively, American Stock Transfer & Trust Company, LLC and its respective successors or any other redemption and paying agent appointed by the Fund with respect to the Series A Shares.

(lxxxvi)
“Redemption and Paying Agent Agreement” means the Transfer Agency and Registrar Agreement dated as of June 13, 2017, by and among the Redemption and Paying Agent, the Fund and certain other Persons as the same may be amended, restated or modified from time to time, or any similar agreement between the Fund and any other redemption and paying agent appointed by the Fund.

(lxxxvii)	“Redemption Date” shall mean any date fixed for redemption in a Notice of Redemption.

(lxxxviii)	“Redemption Default” has the meaning set forth in Section 2(e)(ii).

(lxxxix)	“Redemption Price” means the Term Redemption Price, Mandatory Redemption Price, Optional Redemption Price or Extraordinary Redemption Price, as applicable.

(xc)	“S&P” means Standard & Poor’s Ratings Services and its successors.

(xci)
“S&P Discount Factor” means the discount factors set forth in the S&P Guidelines for use in calculating the Agency Discounted Value of the Fund’s assets in connection with S&P’s ratings of Series A Shares.

(xcii)
“S&P Eligible Asset” means assets of the Fund set forth in the S&P Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Fund’s assets in connection with S&P’s ratings of Series A Shares.

(xciii)	“S&P Guidelines” mean, if applicable, the Fund’s guidelines reflecting S&P’s rating criteria, as may be amended from time to time, in connection with S&P’s rating of Series A Shares.

(xciv)	“Securities” or “Security” has the meaning specified in Section 2(a)(1) of the Securities Act of 1933.

(xcv)	“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

(xcvi)
“Securities Depository” shall mean The Depository Trust Company and its successors and assigns or any other securities depository selected by the Fund and agreed to by the Majority Participants that agrees to follow the procedures required to be followed by such securities depository as set forth in these Articles Supplementary with respect to the VMTP Shares.

(xcvii)
“Securities Lending Program” means the Fund’s program to lend its portfolio securities, conducted pursuant to agreements that provide for such loans to be callable at any time and to be continuously secured by segregated collateral equal to no less than the value, marked to market daily, of the loaned securities.

(xcviii)
“Senior Securities” means all indebtedness for borrowed money of the Fund, including, without limitation, bank borrowings and (without duplication) indebtedness of the Fund with the meaning of Section 18 of the 1940 Act (as amended) and preferred stock of the Fund.

(xcix)	“Series A Shares” has the meaning specified on the first page of these Articles Supplementary.

(c)
“SIFMA Municipal Swap Index” means the Securities Industry and Financial Markets Association Municipal Swap Index, or such other weekly, high-grade index comprised of seven-day, tax-exempt variable rate demand notes produced by Municipal Market Data, Inc., or its successor, or as otherwise designated by the Securities Industry and Financial Markets Association; provided, however, that if such index is no longer produced by Municipal Market Data, Inc. or its successor, then SIFMA Municipal Swap Index shall mean (i) the S&P Municipal Bond 7 Day High Grade Rate Index produced by Standard & Poor’s Financial Services LLC or its successors or (ii) if the S&P Municipal Bond 7 Day High Grade Rate Index is no longer produced, such other reasonably comparable index selected in good faith by the Board of Directors.

(ci)
“Subsequent Rate Period” means, with respect to the Series A Shares, the period consisting of seven (7) days, but adjusted in each case to reflect any changes when the regular day that is a Rate Determination Date is not a Business Day, from, and including, the first (1st) day following the Initial Rate Period to, and including, the next Rate Determination Date and any period thereafter from, and including, the first (1st) day following a Rate Determination Date to, and including, the next succeeding Rate Determination Date.

(cii)	“Tax Event” has the meaning set forth in Section 2(e)(ii).

(ciii)
“Taxable Allocation” means an allocation the Fund makes of any net capital gain or other income taxable for Federal income tax purposes that the Fund realizes or earns, to a dividend paid or to be paid in respect of Series A Shares.

(civ)	“Term Redemption Amount” has the meaning set forth in Section 13(a).

(cv)	“Term Redemption Date” means December 15, 2024, or such later date as may be agreed to by the Fund and the Holders of Series A Shares or reflected in an annex to the Purchase Agreement.

(cvi)	“Term Redemption Liquidity Account” has the meaning set forth in Section 13(a).

(cvii)	“Term Redemption Price” has the meaning set forth in Section 11(a).

(cviii)
 “Total Assets” means the aggregate amount of all assets of the Fund determined in accordance with GAAP.  For purposes of determining Total Assets, securities lent under the Fund’s Securities Lending Program shall be included in Total Assets (to the extent consistent with 1940 Act interpretations, regulations and requirements).

(cix)
“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

(cx)
“Valuation Date” means every other Friday or, if such day is not a Business Day, the next preceding Business Day; provided, however, that the first Valuation Date may occur on any other date established by the Fund; provided, further, however, that such first Valuation Date will not be more than ten (10) days from the date on which Series A Shares initially are issued.

(cxi)	“VMTP Shares” means the Variable Rate Municipal Term Preferred Shares.

(cxii)	“Voting Period” has the meaning set forth in Section 5(b).

Section 1.    Number of Authorized Shares.
The number of authorized shares constituting the Series A Shares is 1,704.
Section 2.    Dividends.
(a)	Ranking. The Series A Shares shall rank on a parity with each other, with shares of any other Preferred Shares and with any other series of preferred stock as to the payment of dividends by the Fund.

(b)
Cumulative Cash Dividends.  The Holders of Series A Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor in accordance with the Charter and applicable law, cumulative cash dividends at the Dividend Rate for shares of such series determined as set forth in paragraph (e) of this Section 2, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph (d) of this Section 2.  Holders of Series A Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Series A Shares.  Except to the extent set forth in subparagraph (e)(i) of this Section 2, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series A Shares which may be in arrears, and, no additional sum of money shall be payable in respect of any such arrearage.

(c)	Dividends Cumulative from Date of Original Issue. Dividends on any Series A Shares shall accumulate at the Dividend Rate for shares of such series from the Date of Original Issue thereof.

(d)
Dividend Payment Dates and Adjustment Thereof.  Dividends, if declared by the Board of Directors (which declaration may be by a single resolution for multiple such dates), shall be payable on the Series A Shares on the first (1st) Business Day of the month next following each Dividend Period (each such date being a “Dividend Payment Date”); provided, however, that if the day on which dividends would otherwise be payable on Series A Shares is not a Business Day, then such dividends shall be payable on such shares on the first (1st) Business Day that falls after such day.

(e)	Dividend Rate and Calculation of Dividends.

(i)	Dividend Rate. The dividend rate on the Series A Shares shall be equal to the Index Rate plus the Applicable Spread as described in the definition of Dividend Rate.

(ii)
The dividend rate on the Series A Shares shall be adjusted to the Increased Rate for each Increased Rate Period as described in the definition of Dividend Rate.  Subject to the cure provisions of Section 2(g) hereof, a Rate Period shall be deemed to be an “Increased Rate Period” if on the first (1st) day of such Rate Period, (A) the Fund has failed to deposit with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Dividend Payment Date for Series A Shares, Deposit Securities (as a result of complying with Section 2(b) hereof or otherwise) that will provide funds available to the Redemption and Paying Agent on such Dividend Payment Date sufficient to pay the full amount of any dividend payable on such Dividend Payment Date (a “Dividend Default”) and such Dividend Default has not ended as contemplated by Section 2(f) hereof on or prior to such first day; (B) the Fund has failed to deposit with the Redemption and Paying Agent by 12:00 noon, New York City time, on an applicable Redemption Date Deposit Securities that will provide funds available to the Redemption and Paying Agent on such Redemption Date sufficient to pay the full amount of the Redemption Price payable on such Redemption Date (a “Redemption Default”) and such Redemption Default has not ended as contemplated by Section 2(f) hereof on or prior to such first day; (C) any Rating Agency has withdrawn the credit rating required to be maintained with respect to the Series A Shares pursuant to Section 3 hereof other than due to the Rating Agency ceasing to rate closed-end management investment companies that invest primarily in securities the interest on which is federally tax exempt generally and such withdrawal is continuing or due to the Board of Directors terminating the designation of a Rating Agency and there is no Rating Agency providing a credit rating for the Series A Shares; (D) a Ratings Event (as defined below) has occurred and is continuing with respect to the Series A Shares; or (E) (i) a court or other applicable governmental authority has made a final determination that for Federal tax purposes the Series A Shares do not qualify as equity of the Fund and (ii) such determination results from an act or failure to act on the part of the Fund (a “Tax Event”).  A “Ratings Event” shall be deemed to exist with respect to the Series A Shares at any time such shares have long-term credit ratings from at least one-half of the Rating Agencies designated at such time that is Below Investment Grade.  For the avoidance of doubt, no determination by any court or other applicable governmental authority that requires the Fund to make a Gross-Up Payment in respect of a Taxable Allocation shall be deemed to be a Tax Event hereunder.

(iii)
Calculation of Dividends.  The amount of dividends per share payable on Series A Shares on any date on which dividends on shares of such series shall be payable, shall be computed by multiplying the Dividend Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof, and the denominator of which shall be 365, and applying the rate obtained against $100,000.

(f)
End of Default. Subject to the cure provisions of Section 2(g) hereof, a Dividend Default or a Redemption Default on Series A Shares shall end on the Business Day on which, by 12:00 noon, New York City time, an amount equal to all unpaid dividends on such series or any unpaid Redemption Price on such series, respectively, shall have been deposited irrevocably in trust in same-day funds with the Redemption and Paying Agent.

(g)
Cure Provisions. No Increased Rate Period for Series A Shares with respect to any Dividend Default or Redemption Default on such series shall be deemed to have commenced if the amount of any dividend or any Redemption Price due in respect of such series is deposited irrevocably in trust, in same-day funds, with the Redemption and Paying Agent by 12:00 noon, New York City time, on a Business Day that is not later than three (3) Business Days after the applicable Dividend Payment Date or Redemption Date for such series, as applicable, with respect to which such Default occurred, together with an amount equal to the Increased Rate on such series applied to the amount and period of such non-payment on such series, determined as provided in Section 2(b) hereof.

(h)
Payment of Deposit Securities to Redemption and Paying Agent.  Not later than 12:00 noon, New York City time, on the Dividend Payment Date for Series A Shares, the Fund shall deposit with the Redemption and Paying Agent Deposit Securities having an aggregate Market Value on such date sufficient to pay the dividends that are payable on such Dividend Payment Date in respect of such series.  The Fund may direct the Redemption and Paying Agent with respect to the investment or reinvestment of any such Deposit Securities so deposited prior to the Dividend Payment Date, provided that such investment consists exclusively of Deposit Securities and provided further that the proceeds of any such investment will be available as same day funds at the opening of business on such Dividend Payment Date.

All Deposit Securities paid to the Redemption and Paying Agent for the payment of dividends payable on Series A Shares shall be held in trust for the payment of such dividends by the Redemption and Paying Agent for the benefit of the Holders of such series entitled to the payment of such dividends pursuant to Section 2(i) hereof.  Any moneys paid to the Redemption and Paying Agent in accordance with the foregoing but not applied by the Redemption and Paying Agent to the payment of dividends, including interest earned on such moneys while so held, will, to the extent permitted by law, be repaid to the Fund as soon as possible after the date on which such moneys were to have been so applied.
(i)
Dividends Paid to Holders.  Each dividend on Series A Shares with respect to any Dividend Period shall be declared to the Holders of such shares as their names appear on the record books of the Fund, and shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Fund on the Business Day next preceding such Dividend Payment Date.

(j)
Dividends Credited against Earliest Accumulated but Unpaid Dividends.  Any dividend payment made on Series A Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares.  Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Fund on such date, not exceeding fifteen (15) days preceding the payment date thereof, as may be fixed by the Board of Directors.

Section 3.    Rating Agencies.

The Fund shall use commercially reasonable efforts to cause Fitch (or another Rating Agency) to issue a long-term credit rating with respect to the Series A Shares for so long as such series is Outstanding.  The Fund shall use commercially reasonable efforts to comply with any applicable Rating Agency Guidelines.  If a Rating Agency shall cease to rate the securities of closed-end management investment companies that invest primarily in securities the interest on which is federally tax exempt generally, the Board of Directors shall terminate the designation of such Rating Agency as a Rating Agency hereunder.  The Board of Directors may elect to terminate the designation of any Rating Agency as a Rating Agency hereunder with respect to Series A Shares so long as either (i) immediately following such termination, there would be at least one Rating Agency with respect to such series or (ii) it replaces the terminated Rating Agency with another Rating Agency and provides notice thereof to the Holders of such series; provided that such replacement shall not occur unless such replacement Other Rating Agency shall have at the time of such replacement (i) published a rating for the Series A Shares and (ii) entered into an agreement with the Fund to continue to publish such rating subject to the Rating Agency’s customary conditions.  The Board of Directors may also elect to designate one or more

Other Rating Agencies hereunder with respect to Series A Shares by notice to the Holders of the Series A Shares.
Section 4.    Reserved.
Section 5.    Voting Rights.
(a)
One Vote per Series A Share.  Except as otherwise provided in the Charter or as otherwise required by law, (i) each Holder shall be entitled to one vote for each Series A Share held by such Holder on each matter submitted to a vote of stockholders of the Fund, and (ii) the holders of outstanding shares of preferred stock, including Outstanding Series A Shares, and of Common Shares shall vote together as a single class; provided, however, that the holders of outstanding shares of preferred stock, including the Series A Shares, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of stock of the Fund, to elect two Directors of the Fund (regardless of the total number of Directors serving on the Fund’s Board of Directors), each share of preferred stock, including each Series A Share, entitling the holder thereof to one vote; provided, further, that if the Board of Directors shall be divided into one or more classes, the Board of Directors shall determine to which class or classes the Directors elected by the holders of preferred stock shall be assigned and the holders of preferred stock shall be entitled to elect the Directors so designated as being elected by the holders of preferred stock only when their term shall have expired; provided, finally, that such Directors appointed by the holders of preferred stock shall be allocated as evenly as possible among the classes of Directors.  Subject to paragraph (b) of this Section 5, the holders of outstanding Common Shares and shares of preferred stock, including Outstanding Series A Shares, voting together as a single class, shall elect the balance of the Directors.

(b)	Voting for Additional Directors.

(i)
Voting Period.  Except as otherwise provided in the Charter or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph (b)(i) shall exist (such period being referred to herein as a “Voting Period”), the number of Directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock, including the Series A Shares, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of preferred stock, including Series A Shares, shall be entitled, voting as a class on a one‑vote‑per‑share basis (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), to elect such smallest number of additional Directors, together with the two Directors that such holders are in any event entitled to elect.  A Voting Period shall commence:

(A)
if at the close of business on any Dividend Payment Date accumulated dividends (whether or not earned or declared) on any outstanding preferred stock, including the Series A Shares, equal to at least two full years’ dividends shall be due and unpaid; or

(B)	if at any time holders of preferred stock, including the Series A Shares, are entitled under the 1940 Act to elect a majority of the Directors of the Fund.

Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred stock upon the further occurrence of any of the events described in this subparagraph (b)(i).
(ii)
Notice of Special Meeting.  As soon as practicable after the accrual of any right of the holders of preferred stock, including the Series A Shares, to elect additional Directors as described in subparagraph (b)(i) of this Section 5, the Fund shall notify the Holders and the Fund shall call a special meeting of such Holders, by distributing a notice of such special meeting to such holders, such meeting to be held not less than then (10) nor more than thirty (30) days after the date of distribution of such notice.  If the Fund fails to send such notice to the Holders or if the Fund does not call such a special meeting, it may be called by any such Holder on like notice.  The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth (5th) Business Day preceding the day on which such notice is given or on such other date as the Fund and the Holders may agree.  At any such special meeting and at each meeting of holders of preferred stock, including Series A Shares, held during a Voting Period at which Directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of stock of the Fund), shall be entitled to elect the number of Directors prescribed in subparagraph (b)(i) of this Section 5 on a one‑vote‑per‑share basis.

(iii)
Terms of Office of Existing Directors.  The terms of office of all persons who are Directors of the Fund at the time of a special meeting of Holders and holders of other shares of preferred stock of the Fund to elect Directors shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of Directors that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Directors elected by the Holders and such other holders of shares of preferred stock of the Fund and the remaining incumbent Directors elected by the holders of the Common Shares and preferred stock, including Series A Shares, shall constitute the duly elected Directors of the Fund.

(iv)
Terms of Office of Certain Directors to Terminate upon Termination of Voting Period.  Simultaneously with the termination of a Voting Period, the terms of office of the additional Directors elected by the Holders and holders of other shares of preferred stock of the Fund pursuant to subparagraph (b)(i) of this Section 5 shall terminate, the remaining Directors shall constitute the Directors of the Fund and the voting rights of the Holders and such other holders to elect additional Directors pursuant to subparagraph (b)(i) of this Section 5 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 5.

(c)	Holders of Series A Shares to Vote on Certain Other Matters.

(i)
Increases in Capitalization.  So long as any Series A Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Series A Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class:  (a) authorize, create or issue any class or series of shares ranking prior to or on a parity with Series A Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund or (b) amend, alter or repeal the provisions of the Charter, or these Articles Supplementary, whether by merger, consolidation or otherwise, so as to materially and adversely affect any preference, right or power of such Series A Shares or the Holders thereof; provided, however, that (i) a division or split of a  Series A Share will be deemed to materially and adversely affect such preferences, rights or powers only if the terms of such division adversely affect the Holders and (ii) the authorization, creation and issuance of classes or series of shares ranking junior to Series A Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, will be deemed to materially and adversely affect such preferences, rights or powers only if Fitch or an Other Rating Agency rating the Series A Shares at the Fund’s request is then rating Series A Shares and such issuance would, at the time thereof, cause the Fund not to satisfy the Minimum Asset Coverage Ratio or the Preferred Shares Basic Maintenance Test; and provided, further, that for purposes of the foregoing, no matter shall be deemed to materially and adversely affect any preference, right or power of a Series A Share or the Holder thereof unless such matter (i) alters or abolishes any preferential right of such Series A Share, or (ii) creates, alters or abolishes any right in respect of redemption of such Series A Share (other than solely as a result of a division of a Series A Share).  No amendment, alteration or repeal of the obligation of the Fund to (i) pay the Term Redemption Price on the Term Redemption Date for a Series A Share, (ii) extend the Term Redemption Date or (iii) accumulate dividends at the Dividend Rate (as set forth in Section 2(e)) or adjust the basis for calculating the Dividend Rate (including converting the rate to a fixed rate, changing the Index Rate or changing the Applicable Spread) or the provisions of these Articles Supplementary setting forth the Liquidation Preference for the Series A Shares, in each case, for a series, shall be effected without, in each case, the prior vote or unanimous consent of the Holders of such Series A Shares.  So long as any Series A Shares are Outstanding, the Fund shall not, without the affirmative vote or consent of the holders of at least a majority of the Series A Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Fund is solvent and does not foresee becoming insolvent.  Each action set forth above shall be voted on exclusively by the holders of the Series A Shares.

(ii)
1940 Act Matters.  Unless a higher percentage is provided for in the Charter, (A) the affirmative vote of the Holders of a “majority of the outstanding” (as such term is defined in the 1940 Act) preferred stock of the Fund, including Series A Shares, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares and (B) any action requiring a vote of security holders of the Fund under Section 13(a) of the 1940 Act.

(d)
Relative Rights and Preferences.  Unless otherwise required by law or provided elsewhere in the Charter, the Holders and Designated Owners shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

(e)
Board May Take Certain Actions Without Stockholder Approval.  The Board of Directors may, without the vote or consent of the Holders of the Series A Shares, or any other stockholder of the Fund, from time to time amend, alter or repeal any or all of the definitions of the terms listed below, or any provision of the Articles Supplementary impacted by a change in the rating agency guidelines of Fitch (or an Other Rating Agency) or by other action taken or views expressed by Fitch (or an Other Rating Agency), and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Series A Shares or the Holders thereof, provided that no such amendment will adversely affect calculation of the Dividend Rate or the Dividend amount, the taxability of the Series A Share Dividends, the priority of the Redemption Price or Series A Share Dividends (including, in relation to any debts of the Fund or amounts payable to other shareholders of the Fund), the timing of the payment of Series A Share Dividends, the timing of the Term Redemption Date or the calculation of the Redemption Price:

Fitch Discount Factor	Preferred Shares Basic Maintenance Test Report

Fitch Eligible Assets	Valuation Date
Minimum Asset Coverage Ratio	Moody’s Discount Factor
Minimum Asset Coverage Ratio Cure Date	Moody’s Eligible Assets
Preferred Shares Basic Maintenance Test	Preferred Shares Basic Maintenance Amount
Preferred Shares Basic Maintenance Test Cure Date

(f)
No Preemptive Rights, Cumulative Voting or Appraisal Rights.  The Holders shall have no preemptive rights, rights to cumulative voting or appraisal rights.  The Holders shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor provision.

(g)
Voting for Directors Sole Remedy for Fund’s Failure to Pay Dividends.  Except as set forth in Section 2(e), in the event that the Fund fails to pay any dividends on the Series A Shares, the exclusive remedy of the Holders shall be the right to vote for Directors pursuant to the provisions of this Section 5.

(h)
Holders Entitled to Vote.  For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by these Articles Supplementary, by the other provisions of the Charter, by statute or otherwise, no Holder shall be entitled to vote any Series A Shares and no Series A Shares shall be deemed to be “Outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed Outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption, with respect to such shares shall have been given as provided in paragraph (e) of Section 11.  No Series A Shares held by the Fund or any Affiliate of the Fund shall have any voting rights or be deemed to be Outstanding for voting or other purposes.

Section 6.    Coverage and Leverage Tests.
(a)
Minimum Asset Coverage Ratio.  For so long as Series A Shares are Outstanding, unless the Fund receives the prior consent of a majority of the Holders, the Fund shall maintain, as of the close of business on any Business Day, the Minimum Asset Coverage Ratio; provided, however, that the mandatory redemption pursuant to Section 11(b)(i) shall be the sole remedy in the event the Fund fails to do so.

(b)	Calculation of Asset Coverage. For purposes of determining whether the requirements of Section 6(a) hereof are satisfied, (i) no Series A Shares shall be deemed to be Outstanding for purposes of any computation required by Section 6(a) hereof if, prior to or concurrently with such determination, sufficient Deposit Securities or other sufficient funds (in accordance with the terms of the Series A Shares) to pay the full redemption price irrevocably for such Series A Shares (or the portion thereof to be redeemed) shall have been deposited in trust with the Redemption and Paying Agent for the Series A Shares and the requisite notice of redemption for the Series A Shares (or the portion thereof to be redeemed) shall have been given, and (ii) the Deposit Securities or other sufficient funds that shall have been so deposited with the applicable paying agent shall not be included as assets of the Fund for purposes of such computation.

(c)
Effective Leverage Ratio Requirement.  For so long as Series A Shares are Outstanding, unless the Fund receives the prior consent of a majority of the Holders, the Effective Leverage Ratio shall not exceed 50% as of the close of business on any Business Day; provided, however, in the event that the Fund’s Effective Leverage Ratio exceeds 50% on any Business Day solely by reason of fluctuations in the market value of the Fund’s portfolio securities, the Effective Leverage Ratio shall not exceed 51% on such Business Day.  If the Effective Leverage Ratio shall exceed the applicable percentage provided in the preceding sentence as of any time as of which such compliance is required to be determined as aforesaid, the provisions of Section 11(b)(ii) hereof shall be applicable, which provisions to the extent complied with shall constitute the sole remedy for the Fund’s failure to comply with the provisions of this Section 6(c).

(d)
Calculation of Effective Leverage Ratio.  For purposes of determining whether the requirements of Section 6(c) hereof are satisfied, the “Effective Leverage Ratio,” on any Business Day shall mean the quotient of:

(i)
The sum of (A) the aggregate liquidation preference of the Fund’s “senior securities” (as that term is defined in the 1940 Act) that are stock for purposes of the 1940 Act, excluding, without duplication, (1) any such senior securities for which the Fund has issued a notice of redemption and either has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption and (2) any such senior securities that are to be redeemed with net proceeds from the sale of the Series A Shares, for which the Fund has delivered Deposit Securities or sufficient funds (in accordance with the terms of such senior securities) to the paying agent for such senior securities or otherwise has adequate Deposit Securities or sufficient funds on hand for the purpose of such redemption; (B) the aggregate principal amount of the Fund’s “senior securities representing indebtedness” (as that term is defined in the 1940 Act); and (C) the aggregate principal amount of floating-rate securities issued by the tender option bond vehicle that correspond to the associated inverse floating-rate securities owned by the Fund, if any; divided by

(ii)
The sum of (A) the Market Value of the Fund’s total assets (including amounts attributable to senior securities, but excluding any assets consisting of Deposit Securities or funds referred to in clauses (A)(1) and (A)(2) of Section 6(d)(i) above), less the amount of the Fund’s accrued liabilities (other than liabilities for the aggregate principal amount of senior securities representing indebtedness, including floating rate securities), and (B) the aggregate principal amount of floating rate securities issued by the tender option bond vehicle that correspond to the associated inverse floating-rate securities owned by the Fund, if any.

Section 7.    Preferred Shares Basic Maintenance Test.
(a)
So long as Series A Shares are Outstanding, the Fund shall satisfy, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, the Preferred Shares Basic Maintenance Test; provided, however, that the mandatory redemption pursuant to Section 11(b)(iii) shall be the sole remedy in the event the Fund fails to do so.

(b)
On or before 5:00 p.m., Eastern time, on the third (3rd) Business Day after a Valuation Date on which the Fund fails to satisfy the Preferred Shares Basic Maintenance Test, and on the third (3rd) Business Day after the Preferred Shares Basic Maintenance Test Cure Date with respect to such Valuation Date, the Fund shall complete and deliver to any Rating Agency a Preferred Shares Basic Maintenance Test Report as of the date of such failure or such Preferred Shares Basic Maintenance Test Cure Date, as the case may be.  The Fund shall also deliver a Preferred Shares Basic Maintenance Test Report to any such Rating Agency on or before the seventh (7th) Business Day after the last Business Day of each month.  A failure by the Fund to deliver a Preferred Shares Basic Maintenance Test Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Test Report indicating the Agency Discounted Value for all assets of the Fund is less than the Preferred Shares Basic Maintenance Test Amount, as of the relevant Valuation Date.

(c)
On or before 5:00 p.m., Eastern time, on the first (1st) Business Day after the Date of Original Issue of any Series A Shares, the Fund shall, if so requested by a Rating Agency, complete and deliver to such Rating Agency a Preferred Shares Basic Maintenance Test Report as of the close of business on such Date of Original Issue.

(d)
Any documents to be provided to Fitch pursuant to this Section 7 shall be delivered to Fitch electronically at the following e-mail address: funds.surveillance@fitchratings.com or such other e-mail address as Fitch and the Fund may agree.

Section 8.    Reserved.
Section 9.    Restrictions on Dividends.
(a)
Dividends on Shares other than Series A Shares.  Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of stock of the Fund ranking, as to the payment of dividends, on a parity with Series A Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series A Shares through its most-recent Dividend Payment Date and the full amount of any redemption price payable with respect to any redemption required hereunder has been paid by the applicable redemption date.  When dividends are not paid in full upon the Series A Shares through its most-recent Dividend Payment Date or upon the shares of any other class or series of shares of stock of the Fund ranking on a parity as to the payment of dividends with Series A Shares through their most-recent respective dividend payment dates, all dividends declared upon Series A Shares and any other such class or series of shares of stock ranking on a parity as to the payment of dividends with Series A Shares shall be declared pro rata so that the amount of dividends declared per share on Series A Shares and such other class or series of shares of stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Shares and such other class or series of shares of stock bear to each other.

(b)
Dividends with respect to Common Shares under the 1940 Act.  The Board of Directors shall not declare any dividend (except a dividend payable in Common Shares) upon the Common Shares, or purchase Common Shares, unless in every such case immediately after such transaction the Fund would satisfy the Minimum Asset Coverage Ratio after deducting the amount of such dividend or purchase price, as the case may be.

(c)
Other Restrictions on Dividends.  For so long as any Series A Shares are Outstanding, and except as set forth in paragraph (a) of this Section 9 and paragraph (c) of Section 12, (A) the Fund shall not declare, pay or set apart for payment any dividend (other than a dividend paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Series A Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Fund ranking junior to or on a parity with the Series A Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to the Series A Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Fund ranking junior to or on a parity with Series A Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on Series A Shares through its most-recently ended Dividend Period shall have been paid and (ii) the Fund has redeemed the full number of Series A Shares required to be redeemed by any provision for mandatory redemption pertaining thereto, and (B) the Fund shall not declare, pay or set apart for payment any dividend (other than a dividend paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to Series A Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Shares or any other shares of the Fund ranking junior to Series A Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Fund ranking junior to Series A Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Fund could satisfy the Preferred Shares Basic Maintenance Test.

Section 10.    Reserved.
Section 11.    Redemption.
(a)
Term Redemption.  The Fund shall redeem all Series A Shares on the Term Redemption Date for such series, at a price per share equal to the Liquidation Preference per share of such series plus an amount equal to all unpaid dividends on such share of such series accumulated from and including the Date of Original Issue to (but excluding) the Term Redemption Date for such series (whether or not earned or declared by the Fund, but excluding interest thereon) (the “Term Redemption Price”).

(b)	Mandatory Redemption.

(i)
Asset Coverage Mandatory Redemption.  If the Fund fails to comply with the Minimum Asset Coverage Ratio requirement as provided in Section 6(a) hereof as of any time as of which such compliance is required to be determined in accordance with such Section 6(a) and such failure is not cured as of the Minimum Asset Coverage Ratio Cure Date other than as a result of the redemption required by this Section 11(b)(i), the Fund shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on the Business Day next following such Minimum Asset Coverage Ratio Cure Date, cause a Notice of Redemption to be issued, and cause to be deposited Deposit Securities or other sufficient funds in trust with the Redemption and Paying Agent or other applicable paying agent, in each case in accordance with the terms of the Series A Shares to be redeemed, for the redemption of a sufficient number of Series A Shares, which at the Fund’s sole option (to the extent permitted by the

1940 Act and Maryland law) may include any number or proportion of Series A Shares, to enable it to meet the requirements of Section 11(b)(i) hereof.  In the event that any Series A Shares then Outstanding are to be redeemed pursuant to this Section 11(b)(i), the Fund shall redeem such shares at a price per share equal to the Liquidation Preference per share of such series plus an amount equal to all unpaid dividends on such share of such series accumulated from and including the Date of Original Issue to (but excluding) the date fixed for such redemption by the Board of Directors (whether or not earned or declared by the Fund, but excluding interest thereon) (the “Mandatory Redemption Price”). The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than thirty (30) calendar days after such Minimum Asset Coverage Ratio Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Series A Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to thirty (30) calendar days after such Minimum Asset Coverage Ratio Cure Date, the Fund shall redeem those Series A Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.  If fewer than all of the Outstanding Series A Shares are to be redeemed pursuant to this Section 11(b)(i), the number of Series A Shares to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of such series, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(b)(i) shall be subject to any applicable procedures established by the Securities Depository.

(ii)
Effective Leverage Ratio Mandatory Redemption. (A)  If (x) the Fund fails to comply with the Effective Leverage Ratio requirement as provided in Section 6(c) hereof as of any time as of which such compliance is required to be determined in accordance with such Section 6(c), (y) with respect to the Series A Shares issued pursuant to these Articles Supplementary, the Fund fails to comply with the Effective Leverage Ratio requirement determined as set forth in Section 6.12 of the Purchase Agreement if such requirement shall still be in effect in accordance with the terms of such Purchase Agreement, or (z) with respect to any other Preferred Shares, the Fund fails to comply with any additional requirements relating to the determination of the Effective Leverage Ratio requirement determined pursuant to the purchase agreement or articles supplementary applicable to such series and, in any such case, such failure is not cured as of the close of business on the date that is seven (7) Business Days following the Business Day on which such non-compliance is first determined (the “Effective Leverage Ratio Cure Date”) other than as a result of the redemption required by this Section 11(b)(ii), the Fund shall not later than the close of business on the Business Day next following the Effective Leverage Ratio Cure Date cause the Effective Leverage Ratio (determined in accordance with the requirements applicable to the determination of the Effective Leverage Ratio under these Articles Supplementary in respect of which the Effective Leverage Ratio is being determined) to not exceed the Effective Leverage Ratio required under Section 6(c) hereof as so determined, by (x) engaging in transactions involving or relating to the Fund’s portfolio securities, including the purchase, sale or retirement thereof, (y) to the extent permitted by the 1940 Act and Maryland law, cause a Notice of Redemption to be issued, and cause to be deposited Deposit Securities or other sufficient funds in trust with the Redemption and Paying Agent or other applicable paying agent, in each case in accordance with the terms of the Series A Shares to be redeemed, for the redemption at the redemption price specified in the terms of such Series A Shares of a sufficient number of Series A Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Maryland law) may include any number or proportion of Series A Shares, or (z) engaging in any combination of the actions contemplated by clauses (x) and (y) of this sentence of Section 11(b)(ii)(A).  In the event that any Series A Shares are to be redeemed pursuant to clause (y) of the penultimate sentence of this Section 11(b)(ii)(A), the Fund shall redeem such Series A Shares at a price per share equal to the Mandatory Redemption Price.

(B)    On the Redemption Date for a redemption contemplated by clause (y) of the penultimate sentence of Section 11(b)(ii)(A) hereof, the Fund shall not redeem more than the maximum number of Series A Shares that can be redeemed out of funds expected to be legally available therefor in accordance with the Charter and applicable law.  If the Fund is unable to redeem the required number of Series A Shares and other Series A Shares which have been designated to be redeemed in accordance with clause (y) of the penultimate sentence of Section 11(b)(ii)(A) hereof due to the unavailability of legally available funds, the Fund shall redeem those Series A Shares and other Series A Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.  If fewer than all of the Outstanding Series A Shares are to be redeemed pursuant to clause (y) of the penultimate sentence of Section 11(b)(ii)(A) hereof, the number of Series A Shares to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of such series, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(b)(ii)(B) shall be subject to any applicable procedures established by the Securities Depository.
(iii)
Preferred Shares Basic Maintenance Amount Mandatory Redemption.  (A) If the Fund fails to comply with the Preferred Shares Basic Maintenance Test requirement as provided in Section 7 hereof as of any time as of which such compliance is required to be determined in accordance with such Section 7 and such failure is not cured as of the Preferred Shares Basic Maintenance Test Cure Date other than as a result of the redemption required by this Section 11(b)(iii), the Fund shall by the close of business on the Business Day next following such Preferred Shares Basic Maintenance Test Cure Date cause the Preferred Shares Basic Maintenance Amount to at least equal the Preferred Share Basic Maintenance Amount required under Section 7 hereof by (x) engaging in transactions involving or relating to the Fund’s portfolio securities, including the purchase, sale or retirement thereof, (y) to the extent permitted by the 1940 Act and Maryland law, cause a Notice of Redemption to be issued, and cause to be deposited Deposit Securities or other sufficient funds in trust with the Redemption and Paying Agent or other applicable paying agent, in each case in accordance with the terms of the Series A Shares to be redeemed, for the redemption at the redemption price specified in the terms of such Series A Shares of a sufficient number of Series A Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Maryland law) may include any number or proportion of Series A Shares, or (z) engaging in any combination of the actions contemplated by clauses (x) and (y) of this sentence of Section 11(B)(iii)(A). In the event that any Series A Shares then Outstanding are to be redeemed pursuant to this Section 11(b)(iii), the Fund shall redeem such shares at a price per share equal the Mandatory Redemption Price. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than ten (10) calendar days after such Preferred Shares Basic Maintenance Test Cure Date, except that if the Fund does not have funds legally available for the redemption of all of the required number of Series A Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to ten (10) calendar days after such Preferred Shares Basic Maintenance Test Cure Date, the Fund shall redeem those Series A Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.  If fewer than all of the Outstanding Series A Shares are to be redeemed pursuant to this Section 11(b)(iii), the number of Series A Shares to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of such series, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(b)(iii) shall be subject to any applicable procedures established by the Securities Depository.

(iv)
Other Mandatory Redemption.  If the rating issued by the Rating Agency rating the Series A Shares at the Fund’s request falls below BBB- (or its equivalent) and the Rating Agency does not change its rating to BBB- or above within thirty (30) calendar days, the Fund shall, to the extent permitted by the 1940 Act and Maryland law, by the close of business on the Business Day next following such thirty (30) calendar-day period, cause a Notice of Redemption to be issued, and cause to be deposited Deposit Securities or other sufficient funds in trust with the Redemption and Paying Agent, for the redemption of a sufficient number of Series A Shares, which at the Fund’s sole option (to the extent permitted by the 1940 Act and Maryland law) may include any number or proportion of Series A Shares, to enable it to meet the requirements of Section 11(b)(iv) hereof. In the event that any Series A Shares then Outstanding are to be redeemed pursuant to this Section 11(b)(iv), the Fund shall redeem such shares at the Mandatory Redemption Price. The Fund shall effect such redemption on the date fixed by the Fund therefor, which date shall not be later than thirty (30) calendar days after the initial thirty (30) calendar-day period, except that if the Fund does not have funds legally available for the redemption of all of the required number of Series A Shares which have been designated to be redeemed or the Fund otherwise is unable to effect such redemption on or prior to the end of the thirty (30) calendar-day period, the Fund shall redeem those Series A Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption.  If fewer than all of the Outstanding Series A Shares are to be redeemed pursuant to this Section 11(b)(iv), the number of Series A Shares to be redeemed shall be redeemed (A) pro rata among the Outstanding shares of such series, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable that is in accordance with the 1940 Act; provided, in each such case, that such method of redemption as set forth in clause (A), (B) or (C) of this Section 11(b)(iv) shall be subject to any applicable procedures established by the Securities Depository.

(c)	Optional Redemption.

(i)
Series A Shares may be redeemed, at the option of the Fund, as a whole or from time to time in part, on any Business Day (an “Optional Redemption Date”) and from time to time, out of funds legally available therefor, at a redemption price per share (“Optional Redemption Price”) equal to the sum of the Liquidation Preference per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Optional Redemption Premium, if any.

(ii)
If fewer than all of the Outstanding Series A Shares are to be redeemed pursuant to subparagraph (i) of this paragraph (c), the number of Series A Shares to be redeemed shall be determined by the Board of Directors, and such shares shall be redeemed pro rata from the Holders in proportion to the number of Series A Shares held by such Holders or by such other method that the Board of Directors deems fair and equitable and such redemption shall be subject to any applicable procedures established by the Securities Depository.

(iii)
The Fund may not on any date provide a Notice of Redemption pursuant to paragraph (e) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (c) unless on such date the Agency Discounted Value of the Eligible Assets would at least equal the Preferred Shares Basic Maintenance Amount, and would at least equal the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption if such redemption were to occur on such date.

(d)
Extraordinary Redemption.  In the event the Fund is (i) converted from a closed-end to an open-end investment company or (ii) voluntarily liquidated, the Fund shall, on any Business Day within two (2) Business Days of such conversion or liquidation (the “Extraordinary Redemption Date”), redeem in whole the VMTP Shares, at a redemption price per VMTP Share (the “Extraordinary Redemption Price”) equal to (x) the Liquidation Preference plus (y) an amount equal to all unpaid dividends and other distributions on such VMTP Share accumulated from and including the Date of Original Issue to (but excluding) the Extraordinary Redemption Date (whether or not earned or declared by the Fund) plus (z) an amount equal to the Extraordinary Redemption Premium, if any.

(e)
Notice of Redemption.  If the Fund shall determine or be required to redeem Series A Shares pursuant to paragraph (a) or (b) or (c) or (d) of this Section 11, either the Fund or the Fund’s transfer agent shall distribute a Notice of Redemption with respect to such redemption electronically and/or by recognized overnight delivery service, by first class mail, postage prepaid, or by other acceptable means to each Holder of the Series A Shares to be redeemed, at such Holder’s address as the same appears on the record books of the Fund on the record date established by the Board of Directors.  Such Notice of Redemption shall be so given not less than five (5) days (or such lesser number of days as agreed by the Fund and the Holders of Preferred Shares in the case of any notice of redemption pursuant to paragraphs (b) or (c) above) nor more than sixty (60) days (or such greater number of days as agreed by the Fund and the Holders of Preferred Shares in the case of any notice pursuant to paragraphs (b) or (c) above) prior to the date fixed for redemption.  Each such Notice of Redemption shall state: (i) the Redemption Date; (ii) the number of Series A Shares to be redeemed; (iii) the CUSIP number for the Series A Shares; (iv) the Redemption Price; (v) if applicable, the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares to be redeemed will cease to accumulate on such Redemption Date; and (vii) the provisions of this Section 11 under which such redemption is made.  If fewer than all Series A Shares held by any Holder are to be redeemed, the Notice of Redemption given to such Holder shall also specify the number of shares of such series to be redeemed from such Holder.  The Fund may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (c) of this Section 11 that such redemption is subject to one or more conditions precedent and that the Fund shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.  No defect in the Notice of Redemption or delivery thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(f)
No Redemption under Certain Circumstances.  Notwithstanding the provisions of paragraphs (a) or (b) or (c) or (d) or (e) of this Section 11, if any dividends on Series A Shares (whether or not earned or declared) are in arrears, no Series A Shares shall be redeemed unless all Outstanding Series A Shares are simultaneously redeemed, and the Fund shall not purchase or otherwise acquire any shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Fund of all Outstanding shares pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all Outstanding Series A Shares.

(g)
Absence of Funds Available for Redemption.  To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor in accordance with the Charter and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available.  A failure to redeem Series A Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Fund shall have failed, for any reason whatsoever, to pay to the Holders the Redemption Price on the Redemption Date with respect to any shares for which such Notice of Redemption has been given; provided, however, that the foregoing shall not apply in the case of the Fund’s failure to pay the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.  Notwithstanding the fact that the Fund may not have redeemed Series A Shares for which a Notice of Redemption has been given, dividends may be declared and paid on Series A Shares and shall include those Series A Shares for which a Notice of Redemption has been given.

(h)
Redemption and Paying Agent as Trustee of Redemption Payments by Fund.  All Deposit Securities transferred to the Redemption and Paying Agent for payment of the Redemption Price of Series A Shares called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of Holders of Series A Shares so to be redeemed until paid to such Holders in accordance with the terms hereof or returned to the Fund in accordance with the provisions of Section 2(h) above.

(i)
Shares for which Notice of Redemption Has Been Given Are No Longer Outstanding. Provided a Notice of Redemption has been given pursuant to paragraph (e) of this Section 11, upon irrevocable deposit in trust for the benefit of Holders of the Series A Shares with the Fund’s transfer agent (no later than the Business Day fixed for redemption, in funds available on that Business Day in the

City of New York, New York) of funds sufficient to redeem the Series A Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph (e)(i) of Section 2.  Upon surrender in accordance with the Notice of Redemption of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Fund to the Holders of Series A Shares subject to redemption.  In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof.

(j)
Compliance with Applicable Law.  In effecting any redemption pursuant to this Section 11, the Fund shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and any applicable Maryland law, but shall effect no redemption except in accordance with the 1940 Act and any applicable Maryland law.

(k)
Modification of Redemption Procedures.  Notwithstanding the foregoing provisions of this Section 11, the Fund may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the Series A Shares, provided that such modification does not materially and adversely affect the Holders or Designated Owners of the Series A Shares or cause the Fund to violate any applicable law, rule or regulation.

Section 12.    Liquidation Rights.
(a)
Ranking.  The Series A Shares shall rank on a parity with each other, with shares of any other Preferred Shares and with shares of any other series of preferred stock as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund.

(b)
Distributions upon Liquidation.  Upon the dissolution, liquidation or winding up of the affairs of the Fund, whether voluntary or involuntary, the Holders of Series A Shares then Outstanding shall be entitled to receive and to be paid out of the assets of the Fund available for distribution to its stockholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Fund ranking junior to the Series A Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding interest thereon) accumulated but unpaid to (but not including) the date of its final distribution in same day funds.  After the payment to the Holders of the Series A Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Series A Shares as such shall have no right or claim to any of the remaining assets of the Fund.

(c)
Pro Rata Distributions.  In the event the assets of the Fund available for distribution to the Holders of Series A Shares upon any dissolution, liquidation, or winding up of the affairs of the Fund, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 12, no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the Series A Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Series A Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(d)
Rights of Junior Shares.  Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Series A Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund, after payment shall have been made in full to the Holders of the Series A Shares as provided in paragraph (b) of this Section 12, but not prior thereto, any other series or class or classes of shares ranking junior to the Series A Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Fund shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Series A Shares shall not be entitled to share therein.

(e)
Certain Events not Constituting Liquidation.  Neither the sale of all or substantially all the property or business of the Fund, nor the merger or consolidation of the Fund into or with any corporation nor the merger or consolidation of any corporation into or with the Fund shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 12.

Section 13.    Term Redemption Liquidity Account and Liquidity Requirement.
(a)
On or prior to the Liquidity Account Initial Date with respect to any Series A Shares, the Fund shall cause the Custodian to segregate, by means of appropriate identification on its books and records or otherwise in accordance with the Custodian’s normal procedures, from the other assets of the Fund (the “Term Redemption Liquidity Account”) Liquidity Account Investments with a Market Value equal to at least One Hundred Ten Percent (110%) of the Term Redemption Amount with respect to such Series A Shares.  The “Term Redemption Amount” for any Series A Shares shall be equal to the Term Redemption Price to be paid on the Term Redemption Date for such series, based on the number of shares of such series then Outstanding, assuming for this purpose that the Dividend Rate for such series in effect at the time of the creation of the Term Redemption Liquidity Account for such series will be the Dividend Rate in effect for such series until the Term Redemption Date for such series.  If, on any date after the Liquidity Account Initial Date, the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for Series A Shares as of the close of business on any Business Day is less than One Hundred Ten Percent (110%) of the Term Redemption Amount with respect to such series, then the Fund shall cause the Custodian and the Adviser to take all such necessary actions, including segregating additional assets of the Fund as Liquidity Account Investments, so that the aggregate Market Value of the Liquidity Account Investments included in the Term Redemption Liquidity Account for such series is at least equal to One Hundred Ten Percent (110%) of the Term Redemption Amount with respect to such series not later than the close of business on the next succeeding Business Day.  With respect to assets of the Fund segregated as Liquidity Account Investments with respect to Series A Shares, the Adviser, on behalf of the Fund, shall be entitled to instruct the Custodian on any date to release any Liquidity Account Investments from such segregation and to substitute therefor other Liquidity Account Investments, so long as (i) the assets of the Fund segregated as Liquidity Account Investments at the close of business on such date have a Market Value equal to at least One Hundred Ten Percent (110%) of the Term Redemption Amount with respect to such series and (ii) the assets of the Fund designated and segregated as Deposit Securities at the close of business on such date have a Market Value equal to at least the Liquidity Requirement (if any) determined in accordance with Section 13(b) below with respect to such series for such date.  The Fund shall cause the Custodian not to permit any lien, security interest or encumbrance to be created or permitted to exist on or in respect of any Liquidity Account Investments included in the Term Redemption Liquidity Account for any Series A Shares, other than liens, security interests or encumbrances arising by operation of law and any lien of the Custodian with respect to the payment of its fees or repayment for its advances.

(b)
The Market Value of the Deposit Securities held in the Term Redemption Liquidity Account for Series A Shares, from and after the fifteenth (15th) day of the calendar month (or if such day is not a Business Day, the next succeeding Business Day) that is the number of months preceding the calendar month in which the Term Redemption Date for such series occurs, in each case as specified in the table set forth below, shall not be less than the percentage of the Term Redemption Amount for such series set forth below opposite such number of months (the “Liquidity Requirement”), but in all cases subject to the provisions of Section 13(c) below:

Number of Months Preceding Month of Term Redemption Date:	Value of Deposit Securities as Percentage of Term Redemption Amount

3	33%
2	66%
1	100%

(c)
If the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for Series A Shares as of the close of business on any Business Day is less than the Liquidity Requirement in respect of such series for such Business Day, then the Fund shall cause the segregation of additional or substitute Deposit Securities in respect of the Term Redemption Liquidity Account for such series, so that the aggregate Market Value of the Deposit Securities included in the Term Redemption Liquidity Account for such series is at least equal to the Liquidity Requirement for such series not later than the close of business on the next succeeding Business Day.

(d)
The Deposit Securities included in the Term Redemption Liquidity Account for Series A Shares may be applied by the Fund, in its discretion, towards payment of the Term Redemption Price for such series as contemplated by Section 11(e) hereof.  Upon the deposit by the Fund with the Redemption and Paying Agent of Deposit Securities having an initial combined Market Value sufficient to effect the redemption of the Series A Shares on the Term Redemption Date for such series in accordance with Section 11(e) hereof, the requirement of the Fund to maintain the Term Redemption Liquidity Account as contemplated by this Section 13 shall lapse and be of no further force and effect.

Section 14.    Shares.
The VMTP Shares will be issued in book-entry form.  Such securities will be recorded or deposited with, or on behalf of, the Depository Trust Company and registered in the name of Cede & Co., its nominee.  Beneficial interests in the VMTP Shares will be held only through the Depositary Trust Company and any of its participants.

Section 15.    Miscellaneous.
(a)
Amendment to Add Additional Series.  The Board of Directors may, by resolution duly adopted, without stockholder approval (except as otherwise provided by these Articles Supplementary (including, without limitation, Section 5(c)) or required by applicable law), approve an annex hereto, which shall be filed with the State Department of Assessments and Taxation of Maryland, all in compliance with the applicable provisions of the Maryland General Corporation Law, (1) to reflect any amendments hereto which the Board of Directors is entitled to adopt, pursuant to the terms of these Articles Supplementary without stockholder approval or (2) to classify or reclassify additional Series A Shares or additional Preferred Shares (and terms relating thereto) to the Series A Shares described herein.  Each such additional series and all such additional shares shall be governed by the terms of these Articles Supplementary except as such annex shall otherwise provide.

(b)	Fractional Shares. Fractional Series A Shares may not be issued.

(c)
Status of Series A Shares Redeemed, Exchanged or Otherwise Acquired by the Fund.  Series A Shares that are redeemed, exchanged or otherwise acquired by the Fund shall return to the status of authorized and unissued Series A Shares.

(d)
Distributions with respect to Taxable Allocations.  Whenever a Taxable Allocation is to be made by the Fund with respect to the Series A Shares with respect to any Dividend Period and either the Increased Rate or the Maximum Rate is not in effect during such Dividend Period, the Fund shall comply with one of clause (i), clause (ii) or clause (iii) of this Section 15(d):

(i)
The Fund may provide notice to the Redemption and Paying Agent prior to the commencement of any Dividend Period for Series A Shares of the amount of the Taxable Allocation (which amount will be taxable to the Holders thereof when distributed to them) that will be made in respect of such Series A Shares for such Dividend Period (a “Notice of Taxable Allocation”).  Such Notice of Taxable Allocation will state the amount of the dividends payable in respect of each such Series A Share for such Dividend Period that will be treated as related to a Taxable Allocation (and thus so taxable) and the adjustment to the Dividend Rate for each Rate Period (or portion thereof) included in such Dividend Period that will be required to pay the Gross-Up Payment to a Holder in respect of such Taxable Allocation.  In lieu of adjusting the Dividend Rate, the Fund may make, in addition to and in conjunction with the payment of regular dividends for such Dividend Period, a supplemental distribution in respect of each Series A Share for such Dividend Period equal to the Gross-Up Payment payable in respect of such Taxable Allocation.  The Fund will use commercially reasonable efforts to effect the distribution of the Gross-Up Payments related to Taxable Allocations it made in respect of Series A Shares as provided in this Section 15(d)(i), and shall only effect a distribution with respect to a Taxable Allocation pursuant to Section 15(d)(ii) and/or Section 15(d)(iii) hereof if such commercially reasonable efforts do not reasonably permit the Fund to effect the distribution of a Gross-Up Payment as contemplated by this Section 15(d)(i).

(ii)
If the Fund does not provide a Notice of Taxable Allocation as provided in Section 15(d)(i) hereof with respect to a Gross-Up Payment that is made in respect of Series A Shares, the Fund may make one or more supplemental distributions on shares of such series equal to the amount of such payment.  Any such supplemental distribution in respect of Series A Shares may be declared and paid on any date, without reference to any regular Dividend Payment Date, to the Holders thereof as their names appear on the registration books of the Fund on a date, not exceeding fifteen (15) calendar days preceding the payment date of such supplemental distribution, fixed by the Board of Directors.

(iii)
If, in connection with a redemption of Series A Shares, the Fund makes a Taxable Allocation without having either given advance notice thereof pursuant to Section 15(d)(i) hereof or made one or more supplemental distributions pursuant to Section 15(d)(ii) hereof, the Fund shall direct the Redemption and Paying Agent to pay a Gross-Up Payment in respect of such Taxable Allocation to each Holder of such redeemed Series A Shares at such Holder’s address as the same appears or last appeared on the record books of the Fund.

(iv)
Except as required by any purchase agreement applicable to Preferred Shares, for so long as the applicable provisions of such purchase agreement shall be in effect, the Fund shall not be required to pay Gross-Up Payments with respect to Series A Shares with respect to any net capital gain or other taxable income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund.

(e)
Headings not Determinative.  The headings contained in these Articles Supplementary are for convenience of reference only and shall not affect the meaning or interpretation of these Articles Supplementary.

(f)
Board May Resolve Ambiguities; Modifications.  To the extent permitted by applicable law, Section 5 and the Purchase Agreement, the Board of Directors may interpret, supplement, amend or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity, to supply any omission, or to cure, correct, remedy or supplement any defective or inconsistent provision, including any provision that becomes defective after the date hereof because of impossibility of performance or any provision that is inconsistent with any other Preferred Shares of the Fund.

(g)
Inconsistencies with Articles of Incorporation.  To the extent there is any inconsistency between these Articles Supplementary and the Fund’s Articles of Incorporation, the provisions of the Articles Supplementary shall take precedence to the extent permitted by applicable law.

(h)
Notices.  All notices or communications, unless otherwise specified in the Bylaws of the Fund or these Articles Supplementary, shall be sufficiently given if in writing and delivered in person or by facsimile, e-mail or other Electronic Means with a copy mailed by recognized overnight delivery service or mailed by recognized delivery service, postage prepaid.  Notices delivered pursuant to this Section 15 shall be deemed given on the earlier of the date received or the date five (5) days after which such notice is mailed, except as otherwise provided in these Articles Supplementary or by the Maryland General Corporation Law for notices of stockholders’ meetings.

(i)	Transfers. A Holder or Designated Owner of any Series A Shares may sell, transfer or otherwise dispose of such shares only in whole shares and only to

(1)(i) Persons that such Holder or Designated Owner reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision) in accordance with Rule 144A under the Securities Act or any successor provision that are (a) registered closed-end management investment companies, the shares of which are traded on a national securities exchange, and registered open-end management investment companies, in each case that (A) are either sponsored or managed by an entity listed on Schedule 2 to the Purchase Agreement or any other entity that is controlled by, controlling or under common control with an entity listed on Schedule 2 to the Purchase Agreement and (B) invest primarily in municipal obligations (“Registered Investment Companies”), (b) banks or entities that are 100% direct and indirect subsidiaries of banks’ publicly traded parent holding companies (collectively, “Banks”), or (c) insurance companies, in each case pursuant to Rule 144A or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act; (ii) tender option bond trusts that are not covered funds under Section 13 of the Bank Holding Company Act of 1956, as amended, in which all investors are Persons that such Holder or Designated Owner reasonably believes are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act or any successor provision) that are Registered Investment Companies, Banks or insurance companies (or, in the case of a tender option bond trust in which the Holder or an affiliate of the Holder retains a residual interest); or (iii) other investors with the prior written consent of the Fund; and (2) unless the prior written consent of each of the Fund and the Holder(s) and Designated Owner(s) of more than 50% of the Outstanding Series A Shares is obtained, not to a Neuberger Person, if such Neuberger Person would, after such sale and transfer, own more than 20% of the Outstanding Series A Shares.  Any transfer in violation of the foregoing restrictions shall be void ab initio and any transferee of Series A Shares transferred in violation of the foregoing restrictions shall be deemed to agree to hold all payments it received on any improperly transferred Series A Shares in trust for the benefit of the transferor of such Series A Shares.

The restrictions on transfer contained in this Section 15(i) shall not apply to any Series A Shares that are being registered and sold pursuant to an effective registration statement under the Securities Act or to any subsequent transfer of such registered shares.  If at any time the Fund is not furnishing information pursuant to Section 13 or 15(d) of the Exchange Act, in order to preserve the exemption for resales and transfers under Rule 144A, the Fund shall furnish, or cause to be furnished, to Holders or Designated Owner of Series A Shares and prospective purchasers of Series A Shares, upon request, information with respect to the Fund satisfying the requirements of subsection (d)(4) of Rule 144A.

In Witness Whereof, Neuberger Berman Municipal Fund Inc. has caused these presents to be signed on December 16, 2021 in its name and on its behalf by its President or a Vice President and witnessed by its Secretary or Assistant Secretary.
Neuberger Berman Municipal Fund Inc.

By	/s/ Brian Kerrane
Name: Brian Kerrane
Title: Chief Operating Officer and Vice President

Witness:

By   /s/ Sheila R. James
Name: Sheila James
Title:   Assistant Secretary

The undersigned President or a Vice President of Neuberger Berman Municipal Fund Inc., who executed on behalf of the Fund the foregoing Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Fund the foregoing Articles Supplementary to be the corporate act of the Fund, and states under penalties of perjury that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects.

By	/s/ Claudia Brandon
Name: Claudia Brandon
Title: Secretary